SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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OAK RIDGE MICRO-ENERGY, INC.

(Name of Registrant as Specified in its Charter)

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Contact Person:

Leonard W. Burningham, Esq.

Suite 205, 455 East 500 South Street

Salt Lake City, Utah 84111

Tel: 801-363-7411; Fax: 801-355-7126

OAK RIDGE MICRO-ENERGY, INC.

3046 E. Brighton Place

Salt Lake City, Utah  84121

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This Information Statement is being furnished by Oak Ridge Micro-Energy, Inc., a Colorado corporation (the “Company,” “we,” “our,” “us” or words of similar import) to our stockholders regarding an amendment to our Articles of Incorporation.  The amendment would amend Article IV of our Articles of Incorporation to increase our authorized common stock from one hundred million (100,000,000) shares to two hundred million (200,000,000) shares, while retaining the current par value of our authorized shares at one mill ($0.001) per share.

The amendment to our Articles of Incorporation was unanimously adopted by written consent of our Board of Directors, and our principal stockholder, Newmark Investment Limited, a corporation organized under the laws of Hong Kong (“Newmark), which owns 92,000,000 shares of our common stock, or 92% of our outstanding voting securities (the “Majority Stockholder”), effective November 2, 2012.  No other votes were required or necessary to adopt the amendment to our Articles of Incorporation, and none is being solicited hereunder.  See the captions “Voting Securities and Principal Holders Thereof” and “Amended Articles of Incorporation and Vote Required for Approval,” herein.

The amendment to our Articles of Incorporation will be filed and will become effective on the opening of business on December 11, 2012, or a date that is at least 21 days from the mailing of this Information Statement to our stockholders.  The amendment to our Articles of Incorporation is the only matter covered by this Information Statement.

APPROXIMATE DATE OF MAILING: November 20, 2012.

The following constitutes the full text of the amendment to our Articles of Incorporation:

ARTICLE IV

CAPITAL STOCK

The aggregate number of shares which the Corporation shall have authority to issue is 200,000,000 shares of common stock of a par value of one mill ($0.001) per share.  Common shares of the Corporation shall carry with them no preemptive right to acquire other or additional shares of the Corporation; and there shall be no cumulative voting of shares.

REASONS FOR THE ADOPTION OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION

Our Articles of Incorporation currently authorize the issuance of up to 100,000,000 shares of common stock having a par value of one mill ($0.001) per share, and there are currently 100,000,000 of such shares issued and outstanding. This figure represents 100% of our currently authorized common stock.  Our Board of Directors and the Majority Stockholder believe that an increase in the number of our authorized shares to 200,000,000 shares will provide the Company with a sufficient number of available shares for various corporate purposes, including the sale of common stock and securities convertible into common stock, as well as the issuance for potential acquisitions, share dividends, the granting of options or warrants or issuances under compensatory plans that may be adopted by us in the future.  As of the date hereof, we are not party to any agreement or arrangement by which any of the newly authorized shares will be issued.

The increase in the Company’s authorized shares of common stock may have the effect of preventing or delaying the acquisition by third parties of a controlling interest in us, even though Newmark owns 92% of our currently outstanding voting securities.  Our ability to issue a vastly increased number of voting securities may lead to an increase in the number of votes required in order to approve a future change in control  and may make it substantially more difficult for third parties to gain control of us through a tender offer, proxy contest, merger or other transaction. The ability to prevent a change in control may deprive our stockholders of any benefits that may result from such a change in control, including the potential realization of a premium over the market price for our common stock that such a transaction may cause.  Furthermore, the issuance of a large block of additional shares to parties who may be deemed “friendly” to our Board of Directors may make it more difficult to remove incumbent directors from office, even if such removal would benefit our common stockholders.  Despite these potential anti-takeover effects, however, the Board of Directors and the Majority Stockholder believe that the financial flexibility afforded by an increase in our authorized common stock outweighs any potential disadvantages.  The Board of Directors and the Majority Stockholder have adopted the resolution to increase our authorized shares with a view to such flexibility, and not with a view to its potential anti-takeover effects.  Our management and our Board of Directors have no present intention to use the increased number of authorized common shares for any anti-takeover purpose.

Our issuance of any additional shares of our common stock may dilute both the equity interests and the earnings per share of our existing common stockholders.  Such dilution may be substantial, depending on the number of shares issued.  The newly authorized shares of common stock will have voting and other rights identical to those of the currently authorized shares of common stock. The amendment of our Articles of Incorporation to increase our authorized common shares will not have any material effect on our business operations or reporting requirements with the Securities and Exchange Commission, other than the requirement that we file a Current Report on Form 8-K with respect to such amendment.

DISSENTERS’ RIGHTS

There are no dissenters’ rights applicable with respect to this amendment to our Articles of Incorporation.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the amendment to our Articles of Incorporation which is not shared by all other shareholders.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Securities

The securities that would have been entitled to vote if a meeting was required to have been held regarding the amendment to our Articles of Incorporation consist of shares of our common stock. Each share of our common stock is entitled to one vote. The number of outstanding shares of our common stock at the close of business on November 5, 2012, the record date for determining our stockholders who would have been entitled to notice of and to vote on the amendment to our Articles of Incorporation, was 100,000,000 shares.

Security Ownership of Principal Holders and Management

The following table sets forth certain information as of November 5, 2012, regarding current beneficial ownership of the shares of our common stock by: (i) each person known by us to own more than 5% of the outstanding shares of our common stock, (ii) each of our executive officers and directors, and (iii) all of our executive officers and directors as a group.  Except as noted, each person has sole voting and sole investment or dispositive power with respect to the shares shown.  The information presented is based upon 100,000,000 outstanding shares of our common stock.

Ownership of Officers and Directors and Principal Stockholders

		Number of Shares	Percentage
Name and Address	Position	Beneficially Owned	Of Class

Officers and Directors

Jeffrey J. Flood	President	0	0%
49-51 Greek Street	Treasurer
Glebe NSW 2037	Secretary
Australia	Director

Mark Meriwether	Director	2,934,667	2.93%
3046 E. Brighton Place
Salt Lake City, Utah 84121

Directors as a Group:		2,934,667	2.93%

Principal Stockholders:

Newmark Investment Ltd.*		92,000,000	92.0%
801 Pacific House, 20 Queens Road, Central
Hong Kong
* Mr. Hong Jia He, CEO, Hong Kong

Changes in Control

There are no present contractual arrangements or pledges of our securities that may result in a change in control of us; however we are constantly looking for acquisitions that would be beneficial to us, and any such transaction that was completed would no doubt result in a change in control of our Company.  On October 2, 2012, pursuant to a Share Purchase Agreement (the “SPA”), we acquired all of the outstanding securities of all outstanding classes of Carbon Strategic Pte Ltd., a corporation organized under the laws of Singapore (“Carbon Strategic”), from Newmark. The principal terms of the SPA were as follows: (i) we would acquire all of the issued and outstanding shares of any class of Carbon Strategic, in consideration of the issuance of 94,130,440 shares of our common stock comprised of Rule 144 defined “restricted securities”; (ii) Mark Meriwether, our then sole director and executive officer would be required to pay and/or compromise all of our outstanding debts amounting to approximately $190,579.31, which was contemplated to include accounting and legal fees required to file our 10-Q Quarterly Report for the quarter ended September 30, 2012, and to pay the legal and filing fees to bring current any delinquent filings regarding our current patents or patents pending related to our thin-film battery technology that are or would become due through October, 2012; (iii) subject to the closing and reservation of sufficient funds to pay the $190,579.31 in our outstanding liabilities, Mr. Meriwether would be paid $150,000 and 3,000,000 shares of our common stock, also comprised of Rule 144 “restricted securities,” for a Termination of Employment Agreement Fee and $500,000 for entering into a two (2) year Consulting Agreement with us; (iv) our name would remain as “Oak Ridge Micro-Energy, Inc.,” and our common stock would presumably continue to trade on the OTCBB under the trading symbol “OKME”; (v) Mr. Meriwether would be responsible for paying Dr. John Bates, our former Chief Technical Officer, the sum of $10,000 for our purchase of Dr. Bates’ interest in Oak Ridge Micro-Energy, Inc., a Nevada corporation (“Oak Ridge Nevada”), and a 90% owned subsidiary of ours into which all of our thin-film battery technology was conveyed on or about November 8, 2011, when Dr. Bates acquired his 10% interest in Oak Ridge Nevada in exchange for the cancellation of 818,898 shares of the Company’s common stock (for additional information, see our 8-K Current Report dated November 8, 2011, and filed with the Securities and Exchange Commission on such date); (vi) Mr. Meriwether would resign as the President, Treasurer and the Secretary of the Company on closing, while remaining on the Board of Directors, and Jeffrey John Flood, the Managing Director of Carbon Strategic would then be elected to serve on the Board of Directors and to the positions of President, Secretary and Treasurer; and (vii) Mr. Flood would execute a one (1) year Employment Agreement with the Company at a salary yet to be determined.

The SPA contained customary and usual representations and warranties of the parties, along with various covenants to be observed and conditions to the obligations of each to close the SPA.

A copy of the SPA was attached to the referenced Current Report on Form 8-K dated October 2, 2012, and filed with the Securities and Exchange Commission on October 9, 2012.  Copies of Mr. Meriwether’s Termination of Employment Fee Agreement and his Consulting Agreement were also attached to such Current Report on Form 8-K/A dated October 2, 2012, and filed with the Securities and Exchange Commission on October 12, 2012.  The foregoing summary of these documents is modified in its entirety by these references reference.

VOTE REQUIRED FOR APPROVAL AND EFFECTIVE DATE

Colorado Law

The Colorado Revised Statutes comprising the Colorado General Corporation Law provide that every amendment to the Articles of Incorporation of a corporation shall first be adopted by the resolution of the Board of Directors and then be subject to the approval of persons owning a majority of the securities entitled to vote on any such amendment. Sections 7-108-202 and 7-107-104, respectively, provide that the Board of Directors, by unanimous written consent, and persons owning the required majority of voting securities necessary to adopt any action that would otherwise be required to be submitted to a meeting of stockholders, may adopt such action without a meeting by written consent.

Resolutions to effect the amendment were unanimously adopted by our Board of Directors and the Majority Stockholder on November 2, 2012.  The Majority Stockholder owns 92% of our outstanding voting securities.  No other votes or consents are required or necessary to effect the amendment to our Articles of Incorporation.

Effective Date of Amendment

The effective date of the amendment to our Articles of Incorporation will be on the opening of business on December 11, 2012, or a date that is 21 days from the mailing of this Information Statement to our shareholders, subject to the filing thereof with the Colorado Secretary of State.

NOTICE

THE MAJORITY SHAREHOLDER OF OUR COMPANY HAS CONSENTED TO THE ADOPTION OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION BY OWNING IN EXCESS OF THE REQUIRED NUMBER OF OUR OUTSTANDING VOTING SECURITIES TO ADOPT THE AMENDMENT UNDER COLORADO LAW, AND HAVE DONE SO. NO FURTHER CONSENTS, VOTES OR PROXIES ARE NEEDED, AND NONE ARE REQUESTED.

BY ORDER OF THE BOARD OF DIRECTORS

Date: November 7, 2012	/s/ Jeffrey J. Flood
Jeffrey J. Flood, President